                                                                    EXHIBIT 99.1

[NUMEREX LOGO]                                       INVESTOR RELATIONS CONTACT:
                                                  Alan B. Catherall 770-485-2527



                                  PRESS RELEASE


FOR IMMEDIATE RELEASE


                   NUMEREX REPORTS FIRST QUARTER 2004 RESULTS


ATLANTA, MAY 11, 2004 - NUMEREX CORP. (NASDAQ: NMRX), a leader in interactive data communications, today announced financial results for the first quarter of 2004 reporting a net loss of $0.8 million, or $(0.07) per fully diluted share as compared a net loss of $1.1 million or $(0.10) per fully diluted share for the first quarter of 2003. Net sales for the first quarter were $4.8 million compared to $4.7 million for the first quarter of 2003. Please see attached financial statements for more details.

"Total revenues in the first quarter of 2004 grew modestly compared to the same quarter last year. However this result masks the strong growth in wireless data products and services, stated Stratton Nicolaides, Chairman and CEO of Numerex. "After eliminating revenues of $430 thousand associated with Data1Source LLC, the sale of which occurred in September 2003, wireless data revenues increased by 37% compared to the first quarter of 2003. Specifically, the first quarter of 2004 saw acceleration in growth in the Company's security business, Uplink(TM) Security. We expect this pattern to continue throughout the year as demand increases in both the alarm security and financial services sectors."

"An estimated $500 thousand of costs associated with the ramp-up in both MobileGuardian(TM) and VendView(TM) negatively impacted operating results. However, we expect these costs to substantially abate during the second half of 2004 as indirect distribution channels begin to contribute to revenues, thereby increasing operating leverage and lessening our dependence on direct marketing and selling. Although VendView sales were not significant during the first quarter, we have already received a major order for shipment in the second quarter and believe that our VendView product and associated service will gain additional market acceptance as the year progresses. In addition, VendView is currently in trial with several major bottling and vending operators. We believe that these trials will yield positive results during the second half of the year."

"Our first quarter was met with lower than expected activity in our digital multimedia and networking business. However, we are encouraged by the increase in second quarter activity and an improved opportunity funnel. As a result, we anticipate revenues at a run-rate of approximately $1.5 million during second quarter. Certain F.C.C. E-Rate awards approximating $1.8 million that were on hold for several months have been announced. While there can be no assurances of the timing or that these awards will even result in revenue producing contracts, we view this as a positive occurrence. In addition, IPContact(TM), our software based video and voice product, is currently undergoing several trials. We expect to see an increased in order book flow from IPContact beginning in the third quarter".

"Currently, we estimate total revenues to range between $5 million and $5.5 million for the second quarter and expect a consequent reduction in operating losses. We remain confident in the performance of our core wireless business and expect improved operating results over the course of the year."

"Our financing transaction in January 2004, which has been highlighted in prior press releases, allowed us to significantly strengthen our Balance Sheet. Specifically, cash increased from $734 thousand at December 31, 2003 to over $1.3 million by March 31, 2004. In addition, since the primary purpose of the financing transaction was to repay $3.5 million of short term debt, our current liabilities declined from over $8.5 million at December 31, 2003 to less than $5.4 million by March 31, 2004. Finally, the $4.5 million term note has delayed repayment terms and will require maximum cash outlays of both principal and interest of less than $750 thousand during the balance of 2004. Actual cash outlays could be lower than this if the equity conversion feature is available to be exercised."


                                   -continued-


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"Ultimately, our goal continues to be to generate additional cash from operations and to further improve our liquidity by inventory reductions and non-core asset sales."

CONFERENCE CALL AND WEBCAST INFORMATION

Numerex will conduct a conference call on May 11th, at 11:00 A.M., Eastern Daylight Time, accessible by calling (877) 365-7581 in the U.S. and Canada, or
(706) 679-3922 international. A live Webcast of the call will also be available via Numerex's Web site at http://www.nmrx.com, under the Investor Relations section. A replay of the conference call will be available via Numerex's Web site beginning two hours after the call.

ABOUT NUMEREX

Numerex (Nasdaq:NMRX) is a communications technology business comprised of operating subsidiaries that primarily utilize existing wireless or cellular, Internet and cable infrastructure thereby enabling network access and information management through the deployment of proprietary software and technology which provides an entrance to and exit from a communications network. Such technology is referred to as a "gateway" in the communications industry. The Company primarily markets and sells products and services in wireless data communications through Cellemetry(R), Uplink(TM), MobileGuardian(TM), VendView(TM), and digital multimedia through PowerPlay(TM) and IPContact(TM). These products and services enable customers around the globe to monitor and move information for a variety of applications from home and business security to distance learning. In addition, the Company offers wireline alarm security products and services, as well as telecommunications network support. For more information on Numerex, please visit our Web site at: www.nmrx.com.


This press release contains, and other statements may contain, forward-looking statements with respect to Numerex's future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding growth trends and activities in the wireless data business. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "assume," "strategy," "plan," "outlook," "outcome," "continue," "remain," "trend," and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. Numerex cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. These forward-looking statements speak only as of the date of this press release, and Numerex assumes no duty to update forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements and future results could differ materially from historical performance.

The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the failure to realize improvements on our digital multimedia and networking business; variations in quarterly operating results, delays in the development, introduction and marketing of new wireless products and services; customer acceptance of products and services; economic conditions; changes in financial and capital markets; the inability to attain revenue and earnings growth in our wireless data business; changes in interest rates; inflation; the introduction, withdrawal, success and timing of business initiatives and strategies; competitive conditions; the inability to realize revenue enhancements; and extent and timing of technological changes. Numerex's SEC reports identify additional factors that can affect forward-looking statements.


                                   -continued-

                                 NUMEREX CORP.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                      FOR THE THREE MONTH
                                                     PERIOD ENDED MARCH 31,

                                                       2004             2003
                                                   (UNAUDITED)      (UNAUDITED)
                                                   -----------      -----------
 NET SALES:
 Wireless Data Communications                        $  3,414        $  2,886
 Digital Multimedia and Networking                      1,029           1,546
 Wireline Data Communications                             327             255
                                                     --------        --------
 TOTAL NET SALES                                        4,770           4,687

 Cost of sales                                          2,540           2,454
 Depreciation and amortization                            109             180
                                                     --------        --------
 GROSS PROFIT                                           2,121           2,053
                                                         44.5%           43.8%

 Selling, general, and administrative expenses          2,324           2,387
 Research and development expenses                        277             298
 Depreciation and amortization                            424             489
                                                     --------        --------
 OPERATING LOSS                                          (904)         (1,121)

 Interest income and (expense), net                      (133)            (20)
 Profit on sale of business                               250              --
 Other income and (expense), net                           (2)             43
                                                     --------        --------
 LOSS BEFORE TAXES                                       (789)         (1,098)

 Provision for income taxes                                (4)             19
                                                     --------        --------
 NET LOSS                                                (785)         (1,117)
                                                     ========        ========


 BASIC LOSS PER COMMON SHARE                         $  (0.07)       $  (0.10)
 DILUTED LOSS PER COMMON SHARE                       $  (0.07)       $  (0.10)
 Number of shares used in per share calculation
   Basic                                               10,792          11,384
   Diluted                                             10,792          11,384


                                   -continued-

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                                  NUMEREX CORP.

                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                               MARCH 31,         DECEMBER 31,
                                                                                 2004                2003
                                (IN THOUSANDS)                                (UNAUDITED)
                                                                              -----------        -----------
ASSETS
CURRENT ASSETS
   Cash and cash equivalents                                                    $  1,327           $    734
   Accounts receivable, net                                                        3,124              3,093
   Notes Receivable                                                                   91                 99
   Inventory                                                                       2,975              3,461
   Prepaid expenses and other current assets                                         847                700
                                                                                --------           --------
               TOTAL CURRENT ASSETS                                                8,364              8,087

PROPERTY AND EQUIPMENT, NET                                                        1,185              1,296
GOODWILL, NET                                                                     15,014             15,014
OTHER INTANGIBLES, NET                                                             7,758              7,979
SOFTWARE, NET                                                                        707                825
OTHER ASSETS                                                                         892                769
                                                                                --------           --------
               TOTAL ASSETS                                                     $ 33,920           $ 33,970
                                                                                ========           ========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable                                                             $  2,407           $  2,498
   Other current liabilities                                                       1,250              1,487
   Note payable, current                                                             500              3,500
   Deferred revenues                                                                 916                775
   Obligations under capital leases, current portion                                 269                282
                                                                                --------           --------
               TOTAL CURRENT LIABILITIES                                           5,342              8,542

LONG TERM LIABILITIES
   Obligations under capital leases and other long term liabilities                    2                 62
   Note Payable                                                                    3,806                 --
                                                                                --------           --------
               TOTAL LONG TERM LIABILITIES                                         3,808                 62

SHAREHOLDERS' EQUITY
Preferred stock - no par value; authorized 3,000,000; none issued                     --                 --
Class A common stock - no par value; authorized 30,000,000; issued
   13,184,570 and 13,181,547 shares, respectively                                 36,810             36,793
Additional paid-in-capital                                                           680                439
Treasury stock, at cost, 2,391,400 shares on March 31, 2004 and
  December 31, 2003                                                              (10,197)           (10,197)
Class B common stock - no par value; authorized 5,000,000; none issued                --                 --
Accumulated other comprehensive income                                                28                 97
Retained earnings                                                                 (2,551)            (1,766)
                                                                                --------           --------
                                                                                  24,770             25,366
                                                                                --------           --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                      $ 33,920           $ 33,970
                                                                                ========           ========